Blucora, Inc. 8-K

Exhibit 99.1

BLUCORA ANNOUNCES APPOINTMENT OF

TINA PERRY TO THE BOARD OF DIRECTORS

DALLAS, TX — March 1, 2021 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today announced the appointment of Tina Perry to the Company’s Board of Directors, effective February 27, 2021. As the fourth new independent director added to the Blucora Board during the past year, Ms. Perry further strengthens the Board’s expertise as it oversees the Company’s strategy and its implementation.

Currently President of OWN: Oprah Winfrey Network, Ms. Perry’s extensive experience in strategic transformations of large, complex organizations further augments the substantial expertise of the Board in other areas including fintech, financial services, wealth management and tax. As a result of the comprehensive process of Board refreshment at Blucora, nine of the Company’s 10 directors are independent, six are women or racially diverse, and six have served on the Board for less than three years.

“It’s an honor to welcome Tina to the Blucora Board. As the Board engaged with Tina over the last several months, it is clear she is a natural leader with unique perspective and broad experience, especially around strategy development, change execution and human capital management. She further rounds out the diverse, skilled and committed Board we have built at Blucora. We all look forward to working with Tina to help accelerate Blucora’s long-term growth and value creation,” said Georganne Proctor, Blucora’s Chair of the Board.

Chris Walters, Blucora’s President and Chief Executive Officer, added, “I have no doubt that our leadership team and Board will benefit from Tina’s experience. She has done a remarkable job driving positive change and growth at OWN, and I believe her insights will be extremely valuable as we move forward with our repositioned strategy and plan to drive sustainable, long-term growth in both of Blucora’s tax-focused businesses.”

Before being named President of OWN at the beginning of 2019, Ms. Perry served as Executive Vice President of Business and Legal Affairs for OWN from 2014 to December 2018. Her previous professional experience includes managing business and legal affairs for VH1 and MTV at Viacom from 2004 to 2009, after beginning her career at Cravath, Swaine & Moore LLP in New York, where she focused on corporate matters. Ms. Perry also serves on the OWN Board of Directors, the Paley Center for Media’s Los Angeles Board of Governors and the Board of Directors of The Friends of Saban Community Clinic. Additionally, she sits on the California Institute of the Arts Board of Trustees and Stanford University’s Cantor Arts Center Advisory Board and is vice chair and a founding member of The Mistake Room, a non-profit global platform for contemporary art and ideas. Ms. Perry holds a J.D. degree from Harvard Law School, a Master of Science in Comparative Social Policy from the University of Oxford and graduated with Honors from Stanford University.

Ms. Perry will join the Board’s Nominating and Governance Committee.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with a collective $83 billion in total client assets as of December 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Important Additional Information

The Company intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s preliminary proxy statement filed with the SEC on March 1, 2021.

Source: Blucora

Contacts

Investors:

Dee Littrell

Blucora, Inc.

(972) 870-6463

IR@blucora.com

Media:

Dan Gagnier / Jeffrey Mathews

Gagnier Communications

(646) 569-5897

Blucora@gagnierfc.com